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                                                                    Exhibit 4.14

                                 HOLDER JOINDER

     By execution of this Holder Joinder, the undersigned agrees to become a party to that certain Registration Rights Agreement, dated as of November 9, 2000 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Registration Rights Agreement"), between Spanish Broadcasting System, Inc. and the other persons from time to time party thereto. The undersigned shall have all the rights, and shall observe all of the obligations, applicable to a Holder (as defined in the Registration Rights Agreement).

Name: Rodriguez Communications, L.P.


Address for Notices:                          with copies to:
8828 Stemmons Freeway, Suite 106              Chad D. Burkhardt
Dallas, Texas 75247                           Thompson & Knight L.L.P.
Telephone: 214-634-7780                       1700 Pacific Avenue, Suite 3300
Fax: 214-634-7523                             Dallas, Texas 75204




                                              Rodriguez Communications, L.P.
Date: March 13, 2001                          By: Rodriguez Operating, Inc.
                                                  Its General Partner

                                                  By: /s/James L. Anderson
                                                         James L. Anderson,
                                                         Chief Executive Officer